Exhibit 1

Transactions in Securities Since the Filing of Amendment No. 1 to the Schedule 13D

Class of Security	Securities Purchased	Price ($)	Date of Purchase

STEEL CONNECT SUB LLC

Common Stock	34,851	$4.5625	11/25/2025
Common Stock	64,031	$4.9686	11/26/2025
Common Stock	1,940	$4.8800	11/28/2025
Common Stock	5,546	$4.9974	12/02/2025
Common Stock	615	$5.1000	12/04/2025
Common Stock	4,206	$5.1000	12/05/2025
Common Stock	35,956	$5.0998	12/08/2025
Common Stock	28,127	$5.0932	12/09/2025
Common Stock	12,233	$5.1000	12/11/2025
Common Stock	26,197	$5.0457	12/15/2025